SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2005

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Bestgate Road, Suite 100, Annapolis, Maryland 21401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 224-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure

ITEM 8.01. Other Events

On September 28, 2005, FTI Consulting, Inc. (“FTI”) issued a press release announcing the anticipated move of its principal corporate office housing executive management and FTI’s legal department from Annapolis to Baltimore, Maryland, which is expected to take place in December 2005. FTI reported that in connection with the impending move to Baltimore, it has sub-leased for 30 months a portion of its New York City facility originally anticipated for use by its executive management, as well as future expansion. FTI was required to either occupy or sub-lease such space as of August 1, 2005 and received a cash inducement of $3.3 million which will be amortized over the life of the lease as a reduction of future cash rent expense. As a result of the sub-lease, FTI will incur a one-time charge of approximately $900,000, or approximately $0.01 per share, in the third quarter of 2005, representing the present value of the New York City lease costs, commissions and depreciation for the duration of the sub-lease in excess of the sub-lease rental income. The full text of the Press Release is set forth in Exhibit 99.1 hereto.

The information included herein, including Exhibit 99.1 furnished herewith, shall be deemed not to be “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such filing.

ITEM 9.01. Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release dated September 28, 2005, of FTI Consulting, Inc.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: September 29, 2005	By:	/s/ THEODORE I. PINCUS
Theodore I. Pincus
Executive Vice President and
Chief Financial Officer

2

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 28, 2005, of FTI Consulting, Inc.